Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements
(unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
(in accordance with U.S. GAAP, in thousands of U.S. dollars, except per share and tons data)

	Three months ended		Nine months ended
	August 30,	August 31,	August 30,	August 31,
	2003	2002	2003	2002
	(13 weeks)	(14 weeks)	(39 weeks)	(40 weeks)
	$	$	$	$

Net sales	123,219	126,503	366,234	343,621
Cost of sales	98,770	93,196	293,833	259,188
Gross margin	24,449	33,307	72,401	84,433

Operating expenses
Plant	7,951	8,852	24,796	24,326
Delivery	4,283	4,230	12,728	12,481
Selling	2,823	3,052	8,557	8,728
Administrative and general	5,343	5,889	15,654	15,671
	20,400	22,023	61,735	61,206
Operating income	4,049	11,284	10,666	23,227

Interest expense	1,211	1,327	3,812	3,834
Share in income of joint ventures	(156)	(212)	(470)	(429)
	1,055	1,115	3,342	3,405
Income before income taxes	2,994	10,169	7,324	19,822
Income taxes	882	3,865	1,716	6,969
Net income	2,112	6,304	5,608	12,853

Basic and diluted income per share	$0.22	$0.65	$0.58	$1.33

Weighted average number of shares outstanding	9,700,000	9,700,000	9,700,000	9,700,000

Comprehensive income
Net income	2,112	6,304	5,608	12,853
Change in cumulative translation adjustment	(721)	(995)	7,729	844
Change in unrealized loss on interest rate swap, net of deferred taxes	480	(615)	205	(636)
	1,871	4,694	13,542	13,061

Tons sold	213,259	223,540	632,237	657,159
Tons processed	164,945	183,003	577,730	513,040
	378,204	406,543	1,209,967	1,170,199

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(in accordance with U.S. GAAP, in thousands of U.S. dollars, except share data)
				Accumulated
				Other	Total
	Common Shares		Retained	Comprehensive	Shareholders'
	Number	Amount	Earnings	Income (Loss)	Equity
		$	$	$	$
Balance at November 30, 2002	9,700,000	28,404	98,789	(7,326)	119,867
Net income			5,608		5,608
Changes in cumulative translation adjustment				7,729	7,729
Change in unrealized loss on interest rate swap,
net of deferred taxes	-	-	-	205	205
Balance at August 30, 2003	9,700,000	28,404	104,397	608	133,409

CONSOLIDATED STATEMENT OF CASH FLOWS
(in accordance with U.S. GAAP, in thousands of U.S. dollars)
	Three months ended		Nine months ended
	August 30,	August 31,	August 30,	August 31,
	2003	2002	2003	2002
	(13 weeks)	(14 weeks)	(39 weeks)	(40 weeks)
	$	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	2,112	6,304	5,608	12,853
Adjustments to reconcile net income to net cash from
(used for) operating activities
Depreciation and amortization	1,712	1,860	5,068	4,861
Share in income of joint ventures	(156)	(212)	(470)	(429)
Deferred income taxes	144	39	(206)	276
Loss (gain) on disposal of property, plant and equipment	18	(64)	11	(5)
Changes in working capital items
Accounts receivable	6,649	4,655	3,763	(5,609)
Income taxes receivable	743	(5)	(1,453)	292
Inventories	329	(13,005)	6,657	(20,445)
Prepaid expenses and other	585	760	(626)	476
Accounts payable and accrued liabilities	(2,437)	(380)	(8,998)	7,845
Income taxes payable	-	2,307	(3,908)	3,034
Net cash from operating activities	9,698	2,259	5,448	3,149
CASH FLOWS FROM INVESTING ACTIVITIES
Business acquisition	(4,100)	-	(6,378)	(2,088)
Investment in a joint venture	8,640	(550)	8,640	(1,550)
Distribution from a joint venture	-	157	-	157
Additions to property, plant and equipment	(5,676)	(1,489)	(9,932)	(4,070)
Proceeds from disposal of property, plant and equipment	38	3	135	174
Other assets	(1)	(1)	(4)	27
Net cash used for investing activities	(1,100)	(1,880)	(7,539)	(7,350)
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in bank indebtedness	(8,067)	(518)	6,149	(2,040)
Proceeds from long-term debt	1,293	226	1,846	4,039
Repayment on long-term debt	(1,602)	(1,725)	(9,547)	(5,234)
Net cash used for financing activities	(8,376)	(2,017)	(1,551)	(3,235)

Effect of exchange rate changes on cash and cash equivalents	7	12	595	21
Net increase (decrease) in cash and cash equivalents	230	(1,626)	(3,047)	(7,415)
Cash and cash equivalents, beginning of period	4,313	4,745	7,590	10,534
Cash and cash equivalents, end of period	4,543	3,119	4,543	3,119

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	2,291	1,859	4,986	5,406
Income taxes paid	1,199	2,256	6,595	3,968

CONSOLIDATED BALANCE SHEETS
(in accordance with U.S. GAAP, in thousands of U.S. dollars)
	August 30,	August 31,	November 30,
	2003	2002	2002
	unaudited	unaudited	audited
	$	$	$
ASSETS
Current assets
Cash and cash equivalents	4,543	3,119	7,590
Accounts receivable	69,214	65,548	67,580
Income taxes receivable	1,596	-	-
Inventories	86,564	89,009	87,672
Prepaid expenses and other	1,442	1,007	784
Deferred income taxes	1,236	110	1,149
	164,595	158,793	164,775
Investment in joint ventures	3,282	11,173	11,451
Property, plant and equipment	95,480	73,624	81,290
Goodwill, net of accumulated amortization	12,629	12,498	12,420
Other assets	1,404	1,919	1,769
	277,390	258,007	271,705

LIABILITIES
Current liabilities
Current portion of long-term debt	6,315	5,017	7,472
Bank indebtedness	10,438	5,197	3,534
Accounts payable and accrued liabilities	58,050	61,699	63,254
Income taxes payable	-	3,018	3,710
	74,803	74,931	77,969
Long-term debt	57,197	61,417	62,067
Fair value of interest rate swap	1,968	2,420	2,289
Deferred income taxes	10,014	6,510	9,512
	143,982	145,278	151,838

SHAREHOLDERS' EQUITY
Share capital	28,404	28,404	28,404
Retained earnings	104,397	91,524	98,789
Accumulated other comprehensive income (loss)	608	(7,199)	(7,326)
	133,408	112,729	119,867
	277,390	258,007	271,705